Exhibit 5.1
Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, New York 11556

Writer’Direct Dial:  (516) 663-6600
Writer’Direct Fax:  (516) 663-6601

           May 25, 2010

Bovie Medical Corporation
734 Walt Whitman Road
Melville, New York 11747

Re:           Registration Statement on Form S-3

Ladies and Gentleman:

We have acted as counsel for Bovie Medical Corporation (the “Company”) in connection with the preparation and filing of that certain Registration Statement on Form S-3 (the “Registration Statement”) filed on May __, 2010 with the Securities and Exchange Commission with respect to the registration of 995,713 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Shares”), including 424,284 shares of common stock (the “Warrant Shares”) issuable upon the exercise of common stock warrants (the “Warrants”), on behalf of certain shareholders of the Company identified in the Registration Statement (the “Selling Shareholders”).  The offering of the Common Shares will be as set forth in the prospectus contained in the Registration Statement, as supplemented by one or more supplements to the prospectus (the “Prospectus”).

In rendering this opinion, we have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials,  officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that:

(1)
The Company has taken all necessary action to approve the issuance of the Shares, the terms of the offering thereof and related matters and the Shares and Warrants have been issued and delivered in accordance with the terms of the applicable definitive purchase agreement approved by the Company upon payment of the consideration thereof or provided for therein.

(2)	The Shares have been validly issued, are fully paid and nonassessable.

May 25, 2010

(3)	The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable by the Company.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.

This opinion is limited in all respects to the law of the State of New York and the applicable federal law of the United States of America as of the date hereof.  We are counsel admitted to practice only in the State of New York and our opinion is not being expressed with respect to any matter which may arise under the laws of any other jurisdiction.

Our opinion is intended solely for the benefit of the Company, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that we hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to us under the heading “Legal Matters” in the Prospectus and the Registration Statement.

           Very truly yours,

           RUSKIN MOSCOU FALTISCHEK, P.C.